EXHIBIT 5.2

CONSENT OF SRK CONSULTING (U.S.), INC.

The undersigned company hereby consents to the use of the reports (a) Technical report entitled “Technical Report for the Marmato Gold Mine, Caldas Department, Colombia, Pre-Feasibility Study of the Lower Mine Expansion Project” with an effective date of June 30, 2022 and filed on SEDAR+ on November 23, 2022 and (b) Technical report entitled “NI 43-101 Technical Report Feasibility Study of the Soto Norte Gold Project, Santander, Colombia” with an effective date of January 1, 2021 and filed on SEDAR+ on March 21, 2022 and the information derived therefrom, as well as the reference to its name, in each case where used or incorporated by reference in the registration statement on Form F-10 of Aris Mining Corporation being filed with the United States Securities and Exchange Commission, and any amendments thereto.

SRK CONSULTING (U.S.), INC.

/s/ Ben Parsons
Ben Parsons, MAusIMM (CP)

Dated: September 25, 2024